EXHIBIT 8.1

SCULLY ROYALTY LTD.

LIST OF SIGNIFICANT SUBSIDIARIES AS AT DECEMBER 31, 2024

Subsidiaries	Country of Incorporation	Interest

Merkanti Holding plc.	Malta	99.96%
1178936 B.C. Ltd.	Canada	100%